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Exhibit 8.2

June 15, 2012

SRS Labs, Inc.
2909 Daimler Street
Santa Ana, CA 92705

Ladies and Gentlemen:

        We have acted as counsel to SRS Labs, Inc., a Delaware corporation (the "Company"), in connection with the transactions described in the Agreement and Plan of Merger and Reorganization made and entered into as of April 16, 2012 (the "Agreement"), by and among the Company, DTS, Inc., a Delaware corporation ("Parent"), DTS Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and DTS LLC, a single member Delaware limited liability company and a wholly owned subsidiary of Parent ("Merger LLC"). Capitalized terms not otherwise defined herein shall have the same meanings as set forth in the Agreement.

        Parent is filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), a registration statement on Form S-4 (the "Registration Statement") with respect to the common stock of Parent to be issued to the Company stockholders in exchange for their stock of the Company (the "Company Common Stock").

        If the Merger is consummated on the terms and subject to the conditions set forth in the Agreement, then Merger Sub will merge with and into the Company, the separate corporate existence of Merger Sub will cease and the Company will continue as the surviving corporation (the "Merger"). Immediately following the Effective Time of the Merger, the Company will be merged with and into Merger LLC, the separate corporate existence of the Company will cease and Merger LLC will continue as the surviving entity (the "Upstream Merger," and together with the Merger, collectively, the "Mergers"). We have assumed for purposes of the opinion set forth below that the Merger is mutually interdependent with and a condition precedent to the Upstream Merger which will be effected immediately following the Effective Time of the Merger as part of a single integrated transaction, and that the Mergers will be effected in accordance with the General Corporation Law of the State of Delaware. The holders of shares of the Company Common Stock will be entitled to receive for each share of the Company Common Stock held by them, other than cash in lieu of a fractional share, the number of shares of Parent Common Stock and cash as determined pursuant to the Agreement.

        This opinion is being rendered pursuant to the requirements of Item 21(a) of Form S-4 under the Securities Act. In connection with this opinion, we have examined, and are familiar with: (i) the Agreement (including all exhibits and schedules attached thereto), (ii) the Registration Statement and the proxy statement/prospectus which is contained in and made part of the Registration Statement (the "Prospectus"), and (iii) such other presently existing documents, records and matters of law as we have deemed appropriate in order to enable us to render this opinion.

        In rendering this opinion, we have assumed the following (without any independent investigation or review thereof):

  1.
  The legal capacity of all natural persons, the authenticity of original documents submitted to us, the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such copies, the genuineness of all signatures and the due execution and delivery of all documents;

  2.
  The due execution and delivery of the tax representation letters delivered to us by the Company and Parent on or before the date hereof (the "Tax Representation Letters");

  3.
  The truth and accuracy at all relevant times of the covenants, representations, warranties and statements of fact made or to be made by the Company, Parent, Merger Sub, Merger LLC, and their respective management, employees, officers, directors and stockholders in connection with the Mergers, including, but not limited to, those set forth in the Registration Statement, Prospectus, Agreement and in the Tax Representation Letters;

  4.
  Any representation or statement made "to the knowledge of" or similarly qualified is correct without such qualification;

  5.
  The Mergers will be consummated in accordance with the Agreement without any waiver or breach of any material provision thereof, and the Mergers will be effective under applicable state law;

  6.
  The Mergers will be reported by the Company, Parent, Merger Sub, and Merger LLC on their respective federal income tax returns in a manner consistent with treatment of the Mergers as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended; and

  7.
  An opinion of DLA Piper LLP (US), counsel to Parent, substantially identical in substance to this opinion, has been delivered and not withdrawn.

        Based upon and subject to (i) the Mergers being consummated in the manner described in the Agreement, (ii) the accuracy of the Registration Statement and the Prospectus and the facts concerning the Mergers that have come to our attention during our engagement, and (iii) certain representations made by the Company and Parent pursuant to the Agreement or in connection with the issuance of our opinion, the discussion in the Prospectus included as part of the Registration Statement under the caption "Material U.S. Federal Income Tax Consequences of the Mergers" (the "Tax Section"), insofar as it relates to matters of United States federal tax law or legal conclusions with respect thereto, constitutes our opinion of the material United States federal income tax consequences of the Mergers based upon current law and the facts and assumptions stated or referred to therein.

        We express no opinion as to whether such description in the Tax Section addresses all of the United States federal income tax consequences of the Mergers that may be applicable to the Company, Parent, Merger Sub, Merger LLC, or to any particular Company stockholder or Parent stockholder. In addition, we express no opinion as to United States federal, state, local, foreign or other tax consequences, other than as set forth in the Tax Section. Because this opinion is being delivered prior to the Effective Time of the Mergers, it must be considered prospective and dependent upon future events. There can be no assurance that changes in the law will not take place which could affect the United States federal income tax consequences of the Mergers or that contrary positions may not be taken by the Internal Revenue Service or the courts.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to our firm name in the Tax Section. By giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder (the "Rules"), nor do we hereby admit that we are experts with respect to any part of the Registration Statement within the Securities Act or the Rules.

        No opinion is expressed as to any federal income tax consequence of the Mergers or the other transactions contemplated by the Agreement except as specifically set forth herein. This opinion may not be relied upon except with respect to the consequences specifically discussed herein. By rendering this opinion, we undertake no responsibility to update this opinion after the date hereof for any reason, including but not limited to, any new or changed facts or law which come to our attention after the date hereof. This opinion is being delivered to you solely in connection with the filing of the Registration Statement and is intended only for the benefit of the Company and its stockholders. This opinion may not be relied upon or utilized for any other purpose or by any other person or entity without our prior written consent.

Very truly yours,

/s/ Paul Hastings LLP

PAUL HASTINGS LLP

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  Exhibit 8.2